Exhibit 99.1

 Gulf Island Fabrication, Inc. Announces New Chief Financial Officer


    HOUMA, La.--(BUSINESS WIRE)--Oct. 2, 2007--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today that Joseph "Duke" Gallagher is stepping down as the Company's Chief Financial Officer and Treasurer effective today, and that Robin A. Seibert, who has been the Company's Controller and Chief Accounting Officer, will become its new Chief Financial Officer and Treasurer effective immediately.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. The Company fabricates various structures, including jackets and deck sections of fixed production platforms, hull and deck sections of floating production platforms, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides certain services including offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and tension leg platform module integration, and loading and offloading drilling rigs, and steel warehousing and sales.

    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, Chief Executive Officer, 985-872-2100 or
             Robin A. Seibert, Chief Financial Officer, 985-872-2100